Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated November 1, 2024 (“Effective Date”), is between Coya Therapeutics, Inc. (the “Company”) and Howard Berman (“Executive”).

WHEREAS, Company and Executive are parties to that certain Executive Employment Agreement (the “Original Agreement”) dated December 15, 2020 pursuant to which Executive serves as Chief Executive Officer of the Company which Original Agreement was supplemented via addendum dated April 1, 2022;

WHEREAS, Executive also serves as Chairman of the Board of Directors (the “Board”) of the Company;

WHEREAS, the Company and the Executive have mutually agreed that Executive will no longer be Chief Executive Officer but will continue to be employed by the Company in the capacity of Executive Chairman, and wish to terminate the Original Agreement and enter into this Agreement embodying the terms of such employment.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows.

1. Position, Responsibilities, and Term

a. Position. Executive is employed by the Company to render services to the Company in the position of Executive Chairman. In such role, Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Board (the “Services”). Without limitation of the foregoing, Executive’s Services shall include but not be limited to:

i.	Mentoring and providing counseling to the Company’s Chief Executive Officer (“CEO”).

ii.	Working with the CEO to identify opportunities for value-enhancing strategic initiatives including acquisitions, joint ventures, and strategically important relationships.

iii.	Facilitating the visible transfer of decision-making power to the CEO and ensuring all stakeholders are aligned with the transition.

iv.	Attending meetings as needed with the Board, company leadership, business partners, vendors, employees and others.

v.	Assisting on intellectual property discussions related to the Company’s portfolio.

Executive shall abide by the rules, regulations, and practices of the Company, as adopted or modified from time to time in the Company’s sole discretion. Executive will devote sufficient business time and attention as required to perform the Services under this Agreement.

b. Notwithstanding the foregoing, Executive may (i) participate in such charitable, educational, religious, trade association, civic and similar types of organizations; (ii) serve on the board of directors (and board committees) of non-profit organizations and (iii) engage in consulting arrangements, investment opportunities, employment positions and/or serve on boards of directors (and board committees) (collectively, “Outside Activities”), provided that such Outside Activities do not, either individually or in the aggregate, conflict with or interfere with the business of the Company, Executive’s duties hereunder or create a potential business or fiduciary conflict. Without limitation of the foregoing, such Outside Activities may not be provided to Persons (as defined below) that are engaged in therapeutic development of any Interleukin-2 (IL-2) containing drug, CTLA-4 Ig Fusion Protein (CTLA-4 Ig) containing drug, or combination thereof, as well as any Exosome Product (each, a “Competing Business”). “Person”, for purposes of this Agreement, shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof. If the Board or a committee thereof determines that any such Outside Activities are or can reasonably be expected to be in violation of the foregoing or the Proprietary Information Agreement referenced in Section 6 hereof, Executive shall promptly cease such Outside Activities upon written notice thereof by the Board or such committee.

c. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement: (i) acquire any interest of any type in any Competing Business, provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to one percent (1%) of the outstanding equity interests of any publicly-held company. A “Competing Business” shall have the meaning set forth in Section 1(b) hereof.

d. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to becoming an employee of the Company.

e. Term of Employment. The Term of Employment under this Agreement, and the employment of Executive hereunder shall commence on the Effecive Date and shall continue until terminated in accordance with Section 3 below (the “Term of Employment”). Where the Agreement is terminated upon notice, the Company shall pay to Executive all compensation to which Executive is entitled up through the effective date of termination according to its normal payroll practices, and the Company shall not have any further obligations under this Agreement.

2. Compensation and Benefits

a. Base Salary. In consideration of the Services to be rendered under this Agreement, the Company shall pay Executive a gross salary at the rate of $420,000 per year, less applicable withholdings, deductions and other taxes (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices.

b. Annual Bonus. In further consideration of the Services to be rendered under this Agreement, Executive shall be eligible to receive an annual discretionary bonus of up to fifty percent (50%) of Base Salary, less applicable withholdings (“Annual Bonus”). The amount of any Annual Bonus shall be at the sole discretion of the Board (or a committee thereof), which shall make its determination based on the based on achievement of goals and objectives established by the Company. Any Annual Bonus earned by Executive will be paid within two-and-one-half months of the end of the year in which it was earned.

c. Employment Benefits Plans. In further consideration of the Services to be rendered under this Agreement, Executive will be entitled to participate in pension, profit sharing and other retirement plans, incentive compensation plans, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

d. Vacation. Executive shall be eligible to receive paid vacation consistent with the policies and procedures adopted by the Company, if any, in its sole discretion.

e. Expenses. The Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive in connection with Executive’s responsibilities to the Company upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy.

f. Car Allowance. The Company will provide Executive with a car allowance of $500 per month, less applicable withholdings.

3. At-Will Employment

The employment of Executive shall be “at-will” at all times. The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Following the termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination and any employee benefits to which Executive is entitled (collectively, “Accrued Obligations”). Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 4.

4. Company Termination Obligations

a. Termination by Company for Cause. Where the Company terminates Executive’s employment for Cause, all obligations of the Company under this Agreement shall cease, other than any Accrued Obligations. For purposes of this Agreement, “Cause” shall mean: (i) Executive engages in misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (iii) Executive breaches this Agreement; (iv) Executive refuses to implement or follow a lawful policy or directive of the Company; (v) Executive engages in misfeasance or malfeasance demonstrated by Executive’s failure to perform Executive’s job duties diligently and/or professionally; or (vi) Executive violates a Company policy or procedure which causes harm to the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation.

b. Termination by Company without Cause. Where the Company terminates Executive’s employment without Cause, and Executive’s employment is not terminated due to death or Disability (as defined below), Executive will be eligible to receive, subject to applicable withholdings (i) continued payment of Base Salary for twelve (12) months following the date that Executive’s employment terminates according to the Company’s normal payroll practices, and (ii) a pro rata portion of the Annual Bonus for the fiscal year in which Executive’s employment terminates which shall be payable when annual bonuses for such year are paid to other executives of the Company; provided that Executive’s eligibility to receive the amounts in clauses (i) and (ii) of this Section 4(b) is conditioned on Executive having first signed a severance and general release agreement in the form provided by the Company and the release becoming irrevocable by its terms within fifty-five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service, as such term is defined in Section 4(f)) and any payments that otherwise would have been paid to Executive during such period shall be paid to Executive with the first installment paid to Executive following the end of such period. All other obligations of the Company under this Agreement shall cease.

c. Termination Due to Disability. Executive’s employment shall terminate automatically if Executive becomes Disabled. Executive shall be deemed Disabled if Executive is unable for medical reasons to perform Executive’s essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve (12) month period and, within thirty (30) days after a notice of termination is given to Executive, Executive has not returned to work. If Executive’s employment is terminated by the Company due to Executive’s Disability, all obligations of the Company under this Agreement shall cease, other than any Accrued Obligations.

d. Termination Due to Death. Executive’s employment shall terminate automatically upon Executive’s death. If Executive’s employment is terminated due to Executive’s death, all obligations of the Company under this Agreement shall cease, other than any Accrued Obligations.

e. Executive’s Resignation. Executive may resign Executive’s employment at any time during the Term of this Agreement pursuant to Section 3, and thereafter, all obligations of the Company under this Agreement shall cease, other than any Accrued Obligations.

f. Section 409A; Delayed Payments. To the extent applicable, the provisions in this Section 4 are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and guidance promulgated thereunder (“409A”) and this Agreement shall be administered and construed in a manner consistent with this intent. In the event that any compensation that becomes payable to Executive pursuant to this Section 4 qualifies as a deferral of compensation within the meaning of and subject to 409A, then, notwithstanding anything to the contrary in this Agreement (i) such compensation shall be paid to Executive only in the event of Executive’s “separation from service” with the Company within the meaning of 409A

(“Separation from Service”) and (ii) payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A. Such delay shall last six (6) months from the date of Executive’s Separation from Service. On the Company’s first payroll date that occurs after the end of such six-month period, the Company shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 4(g). To the extent applicable, each and every payment to be made pursuant to Section 4(b) shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

g. Retainment of Rights. This Agreement is separate and independent from the other agreements governing Executive’s equity in the Company and its organizational documents and for the avoidance of doubt, any termination of Executive’s employment as Executive Chairman shall have no effect on his rights therein.

5. Executive Termination Obligations

a. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

c. Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 6 and 7 herein (including Exhibits A and B) and Section 8 hereof shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

6. Inventions and Proprietary Information

Executive agrees to continue to be bound by the terms of the Proprietary Information and Inventions Agreement, which is attached as Exhibit A (“Proprietary Information Agreement”).

7. Arbitration

Executive agrees to continue to be bound by the terms of the Mutual Arbitration Agreement, which is attached as Exhibit B (“Mutual Arbitration Agreement”).

8. Non-Competition

Executive acknowledges and agrees with the Company that, during the course of Executive’s employment with the Company, Executive has had and will continue to have the opportunity to develop relationships with existing employees, customers, suppliers and other business contacts of the Company, which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, Executive agrees as follows.

a. Noncompetition and Nonsolicitation. In connection with Executive’s employment, the Company agrees to provide Executive with access to confidential business and technical information of the Company and to provide Executive access to its customers. To protect the legitimate business interests of the Company, including its trade secrets, confidential information, and goodwill, other than as excepted herein or with the written consent of the Board, Executive covenants and agrees that, from the Effective Date and for the three (3) month period following the termination date of Executive’s employment for any reason (the “Restricted Period”), Executive will not, directly or indirectly, either for himself or for any other Person:

(i) enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, a Competing Business in the United States, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint venturer of or for any other Person (provided that the foregoing shall not prohibit Executive from working for a Person that engages in a Competing Business as long as the business unit within which Executive is employed or otherwise performing services and Executive’s actual services for such Person are in no way engaged, directly or indirectly, in any Competing Business and provided further that nothing in this Section shall be construed to affect in any way Executive’s confidentiality obligations as set forth in the Proprietary Information Agreement. A “Competing Business” shall have the meaning set forth in Section 1(b) hereof. The foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to one percent (1%) of the outstanding equity interests of any publicly-held company.

(ii) do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s clients or other business partners with whom the Executive performed direct, substantive services during his employment or as to whom the Executive had access to confidential information where his use or disclosure of confidential information could disadvantage the Company; or

(iii) solicit, induce, recruit, encourage or hire any person engaged or employed by the Company who had access to Confidential Information to terminate his or her employment or engagement with the Company.

b. Executive acknowledges that the covenants provided for in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company, including its trade secrets, confidential information, and goodwill. Nevertheless, to the extent that the covenants provided for in this Section 8 may later be deemed by a court or arbitrator to impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, such covenants shall be reformed, blue penciled or modified to the extent necessary to cause the limitations contained in the covenants as to time, geographic area, and scope of activity to be restrained to impose a restraint that is not greater than necessary to protect the goodwill or other business interests of the Company and enforce the covenant as reformed.

c. Executive Acknowledgment. Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe such restrictions would prevent him from otherwise earning a living.

d. Injunctive Relief. Executive recognizes and agrees that a violation of any of the provisions contained in Section 8 may cause irreparable damage to the Company, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the Company shall be entitled to seek an injunction without the necessity of posting bond therefor in order to restrain any further violation of such provisions. Such right to seek an injunction shall be in addition to, and not in limitation of, any other rights and remedies the Company may have against Executive, including, but not limited to, the recovery of damages. The terms and conditions of this Section 8 shall survive termination of this Agreement.

9. Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing signed by Executive and by the Company’s Board. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

10. Assignment; Binding Effect

a. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

11. Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party.

12. Severability

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13. Taxes

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

14. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

15. Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

16. Obligations Survive Termination of Employment

Executive agrees that any and all of Executive’s obligations under this Agreement, including but not limited to Exhibits A and B, shall survive the termination of employment and the termination of this Agreement.

17. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

18. Authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

19. Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and replaces and supersedes the Original Agreement which shall terminate and be of no further force or effect as of the Effective Date. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Award Agreement, Proprietary Information Agreement, and Mutual Arbitration Agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

20. Executive Acknowledgement

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

COYA THERAPEUTICS, INC.

/s/ David S. Snyder	/s/ Howard Berman
By: David S. Snyder	Howard Berman
Its: CFO/COO
Dated: October 30, 2024	Dated: October 30, 2024

EXHIBIT A

PROPRIETARY INFORMATION AGREEMENT

EXHIBIT B

MUTUAL ARBITRATION AGREEMENT